Exhibit 99.1

Americas Mining Corporation

1150 North 7th Avenue

Tucson, AZ 85705

July 22, 2010

Board of Directors

Southern Copper Corporation

Edificio Parque Reforma

Campos Eliseos No. 400, 12th Floor

Col. Lomas de Chapultepec

Mexico City, C.P. 11000, Mexico

Gentlemen:

On behalf of Americas Mining Corporation (“AMC”), I am pleased to submit the following non-binding indication of interest (the “proposal”) for an all-stock business combination of Southern Copper Corporation (“Southern Copper”) and AMC, in which all public stockholders of Southern Copper would receive common shares of AMC in exchange for their Southern Copper shares.  Through their ownership of AMC shares as a result of the transaction, Southern Copper’s public stockholders would have an ownership interest in the businesses of both Southern Copper and ASARCO, LLC, a wholly-owned subsidiary of AMC  (“ASARCO”).

We are excited about the prospects and benefits of pursuing a combination of these two attractive businesses and believe that such combination will be value enhancing for all stockholders involved.

The transaction would provide Southern Copper’s public stockholders the opportunity to participate in the future growth of Southern Copper and ASARCO, which will be enhanced by the synergies and operating efficiencies that can be realized between the two companies under common ownership and management.

We believe the combination would solidify the combined company as one of the leading copper companies in the world and enhance Southern Copper’s scale of operations.  Southern Coppers’s already leading copper reserves position would be increased by an estimated 8.3MM MT of long-life reserves.

Additionally, the transaction would allow Southern Copper to diversify its geographic footprint into an attractive country.  All of ASARCO’s mining assets are located in the U.S.  This geographic diversification, together with increased production and reserves, offers greater production flexibility.

We believe a combination of Southern Copper and ASARCO would provide important synergies, including with respect to improved recovery and capacity utilization at the combined mining operations, cost reductions in operations and transportation and overhead, and capital expenditure savings.

An all-stock combination under AMC of the businesses of Southern Copper and ASARCO, which has increased in value after giving effect to ASARCO’s emergence from bankruptcy, would create a stronger combined balance sheet.  This stronger combined balance sheet paired with greater scale, diversification and operating efficiencies, would provide the combined entity with a significantly enhanced credit profile and, as a result, with more attractive future financing opportunities.

Given the two companies’ familiarity and strong strategic and operating fit, we believe that an orderly integration of the two companies’ operations can be successfully completed in a short period of time.  Our team stands ready to devote the necessary resources to endeavor to complete this transaction expeditiously.

Terms of Proposed Transaction

The transaction would be accomplished by merging a newly-created, wholly-owned subsidiary of AMC with and into Southern Copper, with Southern Copper being the surviving entity and becoming a wholly-owned subsidiary of AMC (the “Transaction”).  Under this structure, Southern Copper and ASARCO would be separate legal entities, each 100% owned by AMC.  In the Transaction, Southern Copper’s stockholders (other than AMC and its affiliates) would receive 1.237 shares of common stock, par value $0.01 per share, of AMC (each, an “AMC Share”) for each share of common stock, par value $0.01 per share, of Southern Copper (each, a “Southern Copper Share”) then held by such stockholders (the “Exchange Ratio”).  The Exchange Ratio is based on the simple average of Southern Copper closing share prices for the last 30 trading days up to and including July 21, 2010 and assumes an implied equity value of ASARCO of approximately $5.94 billion, and also takes into account, among other things, the remaining approximately 10,983 million Mexican pesos currently outstanding under the credit facility entered into by AMC to fund ASARCO’s reorganization plan in December 2009.

In order to assure Southern Copper stockholders of continuing liquidity for their investment after the Transaction, as a condition to consummation of the Transaction, AMC would register its common stock under the U.S. Securities Act of 1933, as amended, and the U.S. Securities Exchange Act of 1934, as amended, and list its common stock on the New York Stock Exchange (“NYSE”) and the Lima Stock Exchange (“LSE”).  We would propose that the Board of Directors of AMC after consummation of the Transaction would initially be substantially similar to the current Board of Directors of Southern Copper.

Upon consummation of the Transaction, among other things:

•                  AMC would own 100% of the outstanding shares of each of Southern Copper and ASARCO;

•                  Southern Copper’s public stockholders would cease to own any Southern Copper Shares and would instead own collectively approximately 16.6% of the then outstanding shares of AMC, as compared to currently owning approximately 20% of the outstanding Southern Copper Shares;

•                  Southern Copper Shares would be delisted from the NYSE and the LSE; and

•                  AMC would become a NYSE-listed, LSE-listed U.S. SEC registrant.

We expect that the Transaction would be tax-free to Southern Copper’s stockholders.

Next Steps

The Board of Directors of AMC, by unanimous vote of all directors present, and Grupo México, as sole stockholder of AMC, have approved the submission of this proposal.

We expect that Southern Copper will establish a special committee of independent directors to consider our proposal on behalf of Southern Copper’s public stockholders and make a recommendation to the Board of Directors of Southern Copper regarding the Transaction, with the assistance of the legal and financial advisors selected by the special committee.  We would like to meet with the special committee to discuss our proposal in greater detail as soon as it is in a position to do so.

Our proposal is conditioned on, among other things: the negotiation and execution of a mutually satisfactory definitive merger agreement and related agreements and the satisfaction of the conditions set forth therein; the recommendation of the Transaction, the terms thereof and any agreement or agreements relating thereto by a committee of independent directors of Southern Copper to the Board of Directors of Southern Copper; approval of the Transaction and definitive merger documentation by the Boards of Directors of Southern Copper and Grupo México and the Board of Directors and sole stockholder of AMC; AMC’s satisfaction, in its sole discretion, with the results of its due diligence review of Southern Copper; receipt of any governmental and of existing lender and other third-party consents and approvals; and the absence of a material adverse change in the business, results of operations, financial condition, assets, liabilities and prospects of Southern Copper.

We have assembled a team of advisors including Morgan Stanley and Skadden, Arps, Slate, Meagher & Flom LLP.  We are prepared, together with our advisors, to move expeditiously to conduct confirmatory due diligence and commence discussions as soon as possible.  In addition, because the merger consideration would consist of AMC common stock, we would provide Southern Copper the opportunity to conduct appropriate due diligence with respect to AMC and ASARCO.

We would like Southern Copper’s stockholders to be informed of our proposal and, accordingly, our intention is to publicly release this letter before the market opens tomorrow morning.  We will also amend our Schedule 13D filing with respect to our investment in Southern Copper.

Please be advised that neither AMC nor Grupo México are interested in any sale or merger of Southern Copper (other than as contemplated in the Transaction) or selling their shares of Southern Copper to any third party.

*          *          *

This letter and the proposal constitute a non-binding indication of interest only with respect to the Transaction and do not constitute an offer capable of being accepted or impose any commitment or obligation, express or implied, on either party in any respect.  No contract, agreement, commitment or obligation of AMC, express or implied, to proceed with or negotiate any Transaction shall be deemed to exist or be created by this letter, our proposal, our discussions or otherwise.  A binding commitment with respect to the Transaction would result only from the execution and delivery of a definitive merger agreement in a form satisfactory to us in our sole discretion, when and if such an agreement is executed and delivered by the parties.  AMC reserves the right, in its sole discretion, to reject any and all counter-proposals made by Southern Copper relating to the Transaction and to cease discussions or negotiations concerning the Transaction at any time and for any reason.

We strongly believe the proposal provides a unique opportunity for a value enhancing Transaction for Southern Copper’s stockholders.  We are committed to devoting all necessary resources to complete this transaction expeditiously and look forward to hearing from you soon.  Should you have any questions or otherwise wish to discuss any aspect of this letter, please feel free to call Daniel Muñiz Quintanilla at (52) 55-1103-5000.

We look forward to hearing from you.

Sincerely,

AMERICAS MINING CORPORATION

By:	/s/ Daniel Muñiz Quintanilla
Name:	Daniel Muñiz Quintanilla
Title:	Vice-President and Chief Financial Officer